Exhibit 99

                 Dillard's, Inc. Reports November Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dec. 2, 2004--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended November 27, 2004 were $558,259,000 compared to sales for the four weeks ended November 29, 2003 of $574,043,000. Sales declined 3% for the four-week period on both a total and comparable store basis.
    Sales for the 43 weeks ended November 27, 2004 were $5,782,931,000 compared to sales for the 43 weeks ended November 29, 2003 of $5,873,923,000. Sales declined 2% for the 43-week period on both a total and comparable store basis.
    During the four weeks ended November 27, 2004, sales in the Company's Eastern region were strongest, exceeding the average sales performance in total stores. Sales in the Central and Western region were slightly below trend.
    During the four weeks ended November 27, 2004, sales of cosmetics, accessories, shoes and lingerie considerably exceeded the Company's average sales performance. Sales in the children's area were slightly above trend. Sales of women's and juniors' merchandise were in line with trend. Sales of men's and home merchandise were significantly below trend.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's Inc., Little Rock
             Investor Relations:
             Julie J. Bull, 501-376-5965